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                                                                    Exhibit 3.14

                            ARTICLES OF ORGANIZATION

                                       OF

                         CCA PROPERTIES OF AMERICA, LLC


         The undersigned, acting as the organizer of a limited liability company under the Tennessee Limited Liability Company Act, Tennessee Code Annotated,
Section 48-201-101 et seq. (the "Act"), hereby adopts the following Articles of Organization for such limited liability company:

                                    ARTICLE I

         The name of the limited liability company is CCA Properties of America, LLC.

                                   ARTICLE II

         The street address and zip code of the initial registered office of the limited liability company shall be 10 Burton Hills Boulevard, Nashville, Tennessee 37215, Davidson County. The name of the limited liability company's initial registered agent at its initial registered office is G.A. Puryear IV.

                                   ARTICLE III

         The name and address of the organizer is Albert J. Bart, Esq., Stokes Bartholomew Evans & Petree, P.A., 424 Church Street, Suite 2800, Nashville, Tennessee 37219.

                                   ARTICLE IV

         At the date and time of formation and the filing of these Articles of Organization, there is one (1) member of the limited liability company.

                                    ARTICLE V

         The limited liability company shall be managed by its members.

                                   ARTICLE VI

         The street address and zip code of the principal executive office of the limited liability company and the county in which the principal executive office is located is 10 Burton Hills Boulevard, Nashville, Tennessee 37215, Davidson County.


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                                   ARTICLE VII

         The limited liability company shall not have the power and authority to expel a member.

                                  ARTICLE VIII

         The members of the limited liability company and any other parties to any contribution agreement or contribution allowance agreement with the limited liability company shall not have preemptive rights.

                                   ARTICLE IX

         On the occurrence of any event that terminates the continued membership of a member, if there is at least one (1) remaining member and the existence and business of the limited liability company is continued by the consent of a majority in interest of the remaining members, the limited liability company shall not be dissolved and is not required to be wound up.

                                    ARTICLE X

         (a) The limited liability company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member, manager, employee or agent of the limited liability company, or is or was serving at the request of the limited liability company as a governor, manager, director, officer, partner, trustee, employee or agent of another foreign or domestic limited liability company, corporation, partnership, limited partnership, joint venture, employee benefit plan or other enterprise, including service on a committee formed for any purpose (and in each case, his or her heirs, executors, administrators and personal representatives), against all expenses, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) incurred or suffered in connection with such action to the fullest extent permitted by the Act and applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advances or reimbursement of expenses in advance of final disposition of such action, suit or proceeding, subject to the provisions of the Act and applicable law.

         (b) The indemnification and advancement of expenses provisions of subsection (a) shall not be exclusive of any other right which any person (and his or her heirs, executors and administrators) may have or hereafter acquire under the Act, applicable law, provision of the Articles of Organization, the limited liability company's Operating Agreement, in a resolution of members, an agreement providing for such indemnification or advancement of expenses, or insurance, purchased by the limited liability company or otherwise, both as to action in his of her official capacity and as to action in another capacity. The limited liability company is hereby authorized to provide for indemnification and advancement of expenses through its Articles of Organization, Operating Agreement, resolution of members and agreement.


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         IN WITNESS WHEREOF, these Articles of Organization have been executed on this 23rd day of December, 2002 by the undersigned organizer of the limited liability company.


                                           /s/ Albert J. Bart
                                           ---------------------------------
                                           Albert J. Bart, Organizer



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